EXHIBIT B
JOINT FILING AGREEMENT
The undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.01, of Associated Banc-Corp and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 5th day of February, 2008.

ASSOCIATED BANC-CORP

By:	/s/ Brian R. Bodager Brian R. Bodager
Chief Administrative Officer,
General Counsel and Corporate Secretary

ASSOCIATED TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ Mark J. McMullen Mark J. McMullen
Chairman and Chief Executive Officer